For Immediate Release


Contact: Hannah Burns      (212)272-2395
         Heather McDonnell (212)272-4356


                      THE BEAR STEARNS COMPANIES INC.
                      REPORTS FIRST QUARTER RESULTS;
                         ANNOUNCES ANNUAL MEETING

New York, New York -- October 18, 1994 -- The Bear Stearns Companies Inc. (NYSE:BSC) today announced earnings for the company's first fiscal quarter ended September 30, 1994.

      Net income for the first quarter of fiscal 1995 was $35.5 million, or 25 cents per share, versus $104.3 million, or 77 cents per share for the comparable quarter last year. Revenues, net of interest expense for the quarter ended September 30, 1994 were $433.6 million, versus $586.1 million for the comparable quarter a year ago.

      The company stated that the results of the current quarter are a reflection of the present market environment. While investment banking revenues were down due to the low level of debt and equity underwriting activity during the quarter, the correspondent clearing business, institutional sales and private client services contributed to an 11.8% increase in commission revenues. Revenue performance from the derivatives, emerging markets and risk arbitrage areas also helped to offset declines in other activities.

      President and Chief Executive Officer James E. Cayne stated "I am proud of the optimism and energy of the entire Bear Stearns team in meeting the challenges of the markets throughout the quarter. In spite of the environment during the last six months, our commitment to growing and strengthening our franchise is stronger than ever. We continue to make strategic investments in our business both domestically and overseas. We have developed a strong international presence and intend to continue our expansion in Asia, Latin America and Europe."

      The company also said that with the recent announcement of two significant transactions, merger and acquisition activity remains an area of strength. Bear Stearns is serving as advisor to Martin Marietta in its merger with Lockheed Corporation and as advisor to ITT/Cablevision in its proposed acquisition of Madison Square Garden from Viacom Inc. Most recently Bear Stearns served as global coordinator and lead manager for the US and international tranches of the $480 million Usiminas privatization, the largest Brazilian global equity offering to date.

Annual Meeting

      The Bear Stearns Companies Inc. Annual Meeting of Shareholders will be held on October 24, 1994 at 5:00 p.m. in the fifth floor auditorium at the company's headquarters located at 245 Park Avenue in New York City.

      The Bear Stearns Companies Inc. (NYSE:BSC) is the parent company of Bear, Stearns & Co. Inc., a leading worldwide investment banking and securities trading firm, serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has over 7,600 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles, San Francisco and Washington, DC; and an international presence in Beijing, Buenos Aires, Frankfurt, Geneva, Hong Kong, London, Madrid, Manila, Paris, Sao Paulo, Shanghai and Tokyo. As of September 30, 1994, total capital, including stockholders' equity and long-term borrowings, was $5.7 billion. Book value as of September 30, 1994 was $14.33 per share, based on 129,967,000 shares outstanding.



                                                THE BEAR STEARNS COMPANIES INC.
                                               CONSOLIDATED STATEMENTS OF INCOME
                                                          (UNAUDITED)
                                                                           Three Months Ended
                                                                     September 30,              September 24,
                                                                         1994                       1993(1)
                                                               (In thousands, except share data)
Revenues
   Commissions                                                         $   120,329               $   107,598
   Principal transactions                                                  177,066                   286,770
   Investment banking                                                       58,352                   119,170
   Interest and dividends                                                  447,512                   246,999
   Other income                                                              6,508                    10,236
     Total revenues                                                        809,767                   770,773
   Interest expense                                                        376,142                   184,673
   Revenues, net of interest expense                                       433,625                   586,100

Expenses
   Employee compensation and benefits                                      231,029                   289,373
   Floor brokerage, exchange
    and clearance fees                                                      25,661                    23,010
   Communications                                                           21,326                    16,269
   Occupancy                                                                19,989                    18,944
   Depreciation and amortization                                            13,793                    10,955
   Advertising and market development                                       14,424                    10,256
   Data processing and equipment                                             8,407                     6,392
   Other expenses                                                           41,801                    32,909
     Total expenses                                                        376,430                   408,108

   Income before provision for
    income taxes                                                            57,195                   177,992
   Provision for income taxes                                               21,734                    73,689

   Net income                                                          $    35,461               $   104,303

   Net income applicable to
    common shares                                                      $    29,229               $    98,766

   Earnings per share                                                  $       .25               $       .77

   Weighted average common and
    common equivalent shares
    outstanding                                                        128,700,271               130,299,926

   Cash dividends declared
    per common share                                                   $       .15               $       .15


<F1>
(1) Restated to conform prior periods to current year's presentation.